AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 13, 2014, is entered into by and among Groupon, Inc., a Delaware corporation ("Purchaser"), Groupon Esteban, Inc., a Delaware corporation and wholly-owned subsidiary of Purchaser ("Merger Sub"), Ideeli Inc., a Delaware corporation (the "Company"), and Fortis Advisors LLC, a Delaware limited liability company, as the Stockholders' Representative (the "Stockholders' Representative").
RECITALS
A.The Boards of Directors of the Company (the "Company Board"), Merger Sub and Purchaser have determined that it would be advisable and in the best interests of the security holders of their respective companies that the Merger Sub merge with and into the Company (the "Merger"), with the Company to survive the Merger, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved the Merger, this Agreement and the other transactions contemplated by this Agreement.
B.Pursuant to the Merger, among other things, certain of the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive cash consideration in the manner set forth herein. Under the terms of the Merger, Purchaser proposes to pay an aggregate amount in cash equal to the Total Merger Consideration, subject to certain adjustments and deductions as provided herein, to the stockholders of the Company, as consideration for their shares of Company Capital Stock.
C.A portion of the cash consideration payable to each Series D Preferred Stockholder in the Merger will be deposited in escrow to secure the indemnification obligations of the Company Preferred Stockholders under this Agreement.
D.Pursuant to the terms of the Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on June 14, 2013 (as amended through the date hereof, the "Certificate"), the aggregate liquidation preference of the Company Preferred Stock set forth in the Certificate exceeds the Total Merger Consideration, and thus (i) only a nominal amount of consideration, as determined by the Company Board and agreed to by the Company Preferred Stockholders and the Company Junior Preferred Stockholders, shall be payable in the Merger with respect to the Company Junior Preferred Stock and the Company Common Stock and (ii) no consideration shall be payable in the Merger with respect to any equity securities exercisable for Company Common Stock.
E.Concurrently with the execution of this Agreement, each of Stefan Pepe, Bryan Hanlon, Janee Ries, Rachel Saar, Anne Assante, Girish Dajee, Christian Fortucci and Lauren Rosenthal (collectively, the "Key Employees"), and Irene Messier, Ronald Avalone, Marian Icolari (Han), Karen Levitt, Albita Bowen, Brian Ciabotti, Alexandria H. Crawford, Helen Dai, Diana Garcia, Rae Kolb, Michele Phillips, Patrick Valenzuela and Delphine Dores (collectively, the "Continuing Employees") is executing an offer letter (collectively, the "Offer Letters"), and a Confidentiality, Intellectual Property and Restrictive Covenants Agreement (collectively, the

"Employee Confidentiality Agreements") with Purchaser, with each of the aforementioned agreements to become effective in accordance with its respective terms.
F.In connection with the execution and delivery of this Agreement, in accordance with the requirements of Article IV, Section 2(b)(vi) of the Certificate, and as a material inducement to Purchaser to enter into this Agreement, the Company shall solicit and obtain and deliver to Purchaser an executed copy of a Stockholders' Representative Agreement from the Series E Preferred Stockholders holding a majority of the outstanding shares of Series E Preferred Stock, voting together as a separate class on an as-converted basis, evidencing the approval of the adoption of this Agreement.
G.In connection with the execution and delivery of this Agreement, and as a material inducement to Purchaser to enter into this Agreement, the Company shall obtain and deliver to Purchaser an executed copy of a stockholder action by written consent (which may be included in a Stockholders' Representative Agreement) evidencing the approval of the adoption of this Agreement by the Company Stockholders holding a majority of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted basis, in accordance with applicable law and the Certificate.
H.In connection with the execution and delivery of this Agreement, and as a material inducement to Purchaser to enter into this Agreement, the Company shall obtain and deliver to Purchaser an executed copy of a stockholder action by written consent (which may be included in a Stockholders' Representative Agreement) evidencing the approval of the adoption of this Agreement by Series D Preferred Stockholders holding at least seventy three point five percent (73.5%) of the Series D Preferred Stock, and a majority of each series of the Company Junior Preferred Stock.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:
1.The Merger.
(a)At the Effective Time (as such term is defined in Section 1(b) below), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger") and the applicable provisions of Delaware Law, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of Purchaser. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."
(b)At the Closing, Merger Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Purchaser and the Company in writing (and set forth in the Certificate of Merger) being referred to herein as the "Effective Time").

(c)At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and the Company shall become debts, liabilities and duties of the Surviving Corporation.
(d)At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub immediately prior to the Effective Time, except that Article I of the Certificate of Incorporation of the Surviving Corporation shall read as follows: "The name of this corporation is Ideeli, Inc."
(e)At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to "Ideeli, Inc."
(f)At the Effective Time, the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified.
(g)At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly appointed.
2.Effect of the Merger on Company Capital Stock.
(a)Certain Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them as set forth on Schedule 2(a).
(b)Company Securities.
(i)Effect on Company Capital Stock. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of the Company Capital Stock:
(A)    Series E Preferred Stock. At the Effective Time, each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be cancelled and extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Consideration Per Series E Preferred Share, as set forth on the Final Merger Consideration Spreadsheet (as defined below).
(B)    Series D Preferred Stock. At the Effective Time, each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be cancelled and extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the sum of (1) the Closing Consideration Per Series D Preferred Share, plus (2) upon release from the Escrow Fund, pursuant to and subject to the terms of Section 7(f) and the Escrow Agreement, the Escrow Amount Per Series D Preferred Share, all as set forth on the Final Merger Consideration Spreadsheet.
(C)    Company Junior Preferred Stock. At the Effective Time, each share of Company Junior Preferred Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Consideration Per Junior Preferred Share, as set forth on the Final Merger Consideration Spreadsheet.
(D)    Company Common Stock. At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Consideration Per Common Share, as set forth on the Final Merger Consideration Spreadsheet.
(ii)Options and Warrants. At the Effective Time, to the extent not previously cancelled by the Company Board or otherwise, all Outstanding Warrants and Company Options (as defined in Section 4(e)(ii) below) shall be cancelled with no consideration payable therefor. Purchaser shall not assume or substitute any equivalent awards for any Company Options in connection with the Merger.
(iii)Merger Sub. Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Purchaser, be converted into and become one share of common stock of the Surviving Corporation (and the shares of Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation's capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of common stock of Merger Sub will evidence ownership of such shares of common stock of the Surviving Corporation.
(c)    Final Merger Consideration Spreadsheet and Closing Payments. Purchaser and the Company shall jointly prepare a spreadsheet (the "Final Merger Consideration Spreadsheet") setting forth (i) the definitive allocation of (A) the aggregate Consideration Per Series E Share, (B) the aggregate Closing Consideration Per Series D Share, (C) the aggregate Consideration Per Junior Preferred Share and (D) the aggregate Consideration Per Common Share, as applicable, to be paid to each Company Stockholder for its shares of Company Capital Stock in the Merger, (ii) the definitive allocation of the aggregate Escrow Amount Per Series D Share, as applicable, of each Series D Preferred Stockholder and (iii) the definitive allocation of the aggregate Expense Fund Amount Per Share, as applicable, of each Company Preferred Stockholder, in each case, as determined in accordance with the foregoing provisions of Section 2(b). Upon the Closing, Purchaser shall, subject to adjustment pursuant to Section 3, (1) pay, in accordance with the allocations and amounts provided in the Final Merger Consideration Spreadsheet (I) the Consideration Per Series E Share, (II) the Closing Consideration Per Series D Share, (III) the Consideration Per Junior Preferred Share and (IV) the Consideration Per Common Share, as

applicable, (collectively for each Company Stockholder, the "Closing Consideration"), to each Company Stockholder from whom Purchaser has received, prior to the Closing, a completed and signed Letter of Transmittal, in the form attached hereto as Exhibit B (the "Letter of Transmittal"), and a counterpart signature page to the Consent, Release and Stockholders’ Representative Agreement attached hereto as Exhibit C (the "Stockholders’ Representative Agreement"), together with the stock certificates (or a duly completed and signed affidavit of lost certificate in lieu thereof) representing such Company Stockholder’s shares of Company Capital Stock (collectively, the "Required Stockholder Materials"), (2) provide to the Escrow Agent the Escrow Amount, which shall represent the aggregate Escrow Amount Per Series D Share to be contributed by the Series D Preferred Stockholders into escrow in the allocations and amounts provided in the Final Merger Consideration Spreadsheet and (3) provide to the Stockholders’ Representative the Expense Fund Amount, which shall represent the aggregate Expense Fund Amount Per Share to be contributed by each of the Company Preferred Stockholders into an expense fund to be used as specified in the Stockholders’ Representative Agreement. In addition, at Closing, Purchaser shall pay (aa) on behalf of the Company, the Loan Payoff Amount; (bb) to the Company the Transaction Bonus; provided that as soon as practicable thereafter, the Company agrees that it shall distribute the Transaction Bonus to those individuals and in those amounts as is set forth in Section 2(c)(bb) of the Disclosure Schedule (each, a "Transaction Bonus Recipient") in accordance with the terms of the Transaction Bonus Agreements, through its standard payroll process (to the extent applicable), less applicable Tax withholding; and (cc) pursuant to Section 9, to each other third party payee listed on the Final Merger Consideration Spreadsheet, the amount of outstanding Transaction Expenses owed or amounts otherwise payable by the Company to such parties as set forth on the Final Merger Consideration Spreadsheet. The Stockholders’ Representative shall be entitled to rely upon the Final Merger Consideration Spreadsheet, rely upon any signature believed by it to be genuine, and reasonably assume that any signatory has proper authorization to sign on behalf of the applicable Company Stockholder or other party. For any Company Stockholder from whom Purchaser has not received the Required Stockholder Materials prior to the Closing, Purchaser shall pay the Closing Consideration to such Company Stockholder within five (5) business days of Purchaser’s receipt of such Company Stockholder’s Required Stockholder Materials.
(d)    Withholding. Purchaser, the Surviving Corporation, the Company and any of their respective representatives shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser, the Surviving Corporation or the Company is required to deduct and withhold under the Code, or any applicable provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
(e)    Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.
(f)    Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the cash amount provided for in Section 2(b), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each Dissenting Stockholder who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for his, her or its Dissenting Shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the cash payable pursuant to Section 2(b) in respect of such shares as if such shares never had been Dissenting Shares, and Purchaser shall issue and deliver to the holder thereof the amount of cash consideration to which such holder would be entitled in respect thereof under Section 2(b) as if such shares never had been Dissenting Shares.
3.Working Capital Adjustment.
(a)Estimated Working Capital. The Company has prepared and delivered to Purchaser a balance sheet of the Company as of the Closing Date (the "Estimated Closing Balance Sheet") containing the Company's good faith best estimate of the Working Capital as of the Closing Date (the "Estimated Working Capital"). If the Estimated Working Capital is less than zero U.S. Dollars ($0) (the "Working Capital Target"), then the Total Merger Consideration to be paid pursuant to Section 2(c) will be decreased dollar for dollar by the amount of such shortfall. If the Estimated Working Capital is greater than the Working Capital Target, then the Total Merger Consideration to be paid pursuant to Section 2(c) will be increased dollar for dollar by the amount of such excess.
(b)Actual Working Capital. As soon as practicable after the Closing Date, but not later than one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver to the Stockholders' Representative (i) a balance sheet of the Company as of the Closing Date (the "Final Closing Balance Sheet") reflecting all adjustments made by Purchaser to the Estimated Closing Balance Sheet that are consistent with GAAP, (ii) Purchaser's calculation of the Working Capital as of the Closing Date (the "Actual Working Capital"), and (iii) all work papers and copies of source documents that reasonably support and document Purchaser's determination of the Final Closing Balance Sheet and the Actual Working Capital (collectively, the "Supporting Documents"). The Stockholders' Representative shall cooperate in good faith with Purchaser in the preparation and review, if any, of the Final Closing Balance Sheet.
(c)Objection Notice. Within thirty (30) days after the delivery of the Final Closing Balance Sheet and Supporting Documents to the Stockholders' Representative, the Stockholders' Representative may deliver written notice (the "Protest Notice") to Purchaser of any objections to Purchaser's calculation of the Actual Working Capital. The Protest Notice shall (i) describe the nature of the Stockholders' Representative's objection in reasonable detail, (ii) identify the specific items involved and the dollar amount of each such objection, and (iii) be accompanied with reasonable supporting documentation for each of the Stockholders' Representative's objections. If the Stockholders' Representative fails to deliver a Protest Notice within such thirty (30) day period, then the Stockholders' Representative will be deemed to have accepted the Final Closing Balance Sheet and Purchaser's calculation of the Actual Working Capital.
(d)Dispute Resolution. If the Stockholders' Representative timely delivers a Protest Notice to Purchaser, then any dispute shall be resolved as follows:

(i)Purchaser and the Stockholders' Representative shall promptly endeavor to negotiate in good faith to agree upon the amount of the Actual Working Capital. If a written agreement determining the amount of the Actual Working Capital has not been reached within twenty (20) business days after the date of Purchaser's receipt of the Protest Notice, then the Stockholders' Representative and Purchaser shall for a period of not more than five (5) business days attempt to agree on a single reputable accounting firm, and if they cannot agree during such period each select a reputable accounting firm and the two accounting firms selected by the Stockholders' Representative and Purchaser shall jointly choose a third reputable independent accounting firm with whom neither Purchaser nor its affiliates, nor the Stockholders' Representative have any relationship to arbitrate the dispute over the calculation of the Actual Working Capital (the "Working Capital Arbiter"). Upon the selection of the Working Capital Arbiter, each of Purchaser's and the Stockholders' Representative's determination of the items in dispute shall be submitted to the Working Capital Arbiter.
(ii)The Working Capital Arbiter shall be directed to render a detailed written report that sets forth the resolution of all items in dispute and that contains a final copy of the Final Closing Balance Sheet as promptly as practicable, and in any event within ninety (90) days after the Protest Notice is sent by the Stockholders' Representative, to resolve only those issues of dispute set forth in the Protest Notice and to render a decision with respect to each item in dispute, if not in accordance with the position of either the Stockholders' Representative or Purchaser, not in excess of the higher, nor lower than the lower, of the amounts advocated by Purchaser and the Stockholders' Representative in the calculation of Actual Working Capital or the Protest Notice, as applicable. The Stockholders' Representative and Purchaser shall each furnish the Working Capital Arbiter with such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Working Capital Arbiter may reasonably request. The Working Capital Arbiter shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each party's position) giving due regard to the mutual intention of Purchaser and the Stockholders' Representative to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible, but in no event later than ninety (90) days after the Protest Notice is sent by the Stockholders' Representative. The Working Capital Arbiter's resolution of the dispute and the calculation of the Actual Working Capital shall be final and binding upon the parties, absent manifest error. The fees and expenses of the Working Capital Arbiter shall be borne equally by Purchaser and the Stockholders' Representative, on behalf of the Company Preferred Stockholders.
(e)    Working Capital Adjustment. After the final determination of the Actual Working Capital in accordance with this Section 3, the Total Merger Consideration shall be adjusted as follows:
(i)If the Actual Working Capital is less than the Estimated Working Capital, then the Total Merger Consideration shall be reduced dollar-for-dollar by the entire amount of such deficit, and Purchaser shall be entitled to the amount of such reduction, which amount shall be paid by the Series D Preferred Stockholders (A) first, from the Escrow Amount (until no Escrow Amount remains), (B) then, if the Escrow Amount is not sufficient, directly from the Series D Preferred Stockholders, severally and not jointly, in accordance with such Series D Preferred Stockholder’s pro rata ownership of the Series D Preferred Stock ("Series D Portion"), up to the Closing Consideration Per Series D Share for each Series D Preferred Stockholder, and

(C) then, if the Escrow Amount and aggregate Closing Consideration Per Series D Share is not sufficient, directly from the Series E Preferred Stockholders, severally and not jointly, in accordance with such Series E Preferred Stockholder’s pro rata ownership of the Series E Preferred Stock (in each case with notice of such amounts due to be delivered to the Stockholders’ Representative as soon as practicable after the determination of Actual Working Capital), in each case (1) without giving effect to the limitations set forth in Section 7(d), and (2) within ten (10) business days after the date of final determination of Actual Working Capital (or the date of notification to the Stockholders’ Representative, if applicable).
(ii)If the Actual Working Capital is greater than the Estimated Working Capital, then the Total Merger Consideration shall be increased dollar-for-dollar by the entire amount of such surplus, and each Series D Preferred Stockholder shall be entitled to its Series D Portion of the amount of such increase, which amount shall be paid by Purchaser in the form of cash payments as additional Total Merger Consideration within ten (10) business days after the date of final determination of the Actual Working Capital.
4.Representations and Warranties of the Company. The Company represents and warrants to Purchaser that the following representations and warranties are true, correct and complete, subject, in any case, to the exceptions set forth in the schedules delivered by the Company to Purchaser attached hereto (collectively, the "Disclosure Schedule"), which exceptions shall be arranged in sections corresponding to the numbered and lettered sections of this Section 4 to which such exceptions relate and which exceptions shall be deemed to be representations and warranties as if made hereunder. Exceptions to any representations or warranties disclosed in one section of the Disclosure Schedule shall constitute an exception to any other representations or warranties made in this Agreement only if the exception is disclosed in such other applicable section of the Disclosure Schedule, cross-referenced in such other applicable section of the Disclosure Schedule or in this Agreement or if the applicability of such exception to another section of the Disclosure Schedule is reasonably apparent on its face.
(a)Organization.
(i)The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(ii)The Company is qualified to conduct business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 4(a) of the Disclosure Schedule, and there are no other jurisdictions where such qualification is required under applicable law, except any jurisdiction where the failure to be qualified would not, individually or in the aggregate, have a Material Adverse Effect.
(b)Subsidiaries. The Company does not own, directly or indirectly, more than fifty percent (50%) of the equity interests or voting control of any other corporation, partnership, limited liability company or other entity, nor does the Company own, directly or indirectly, any stock or other equity interest in any other corporation, partnership, limited liability company or other entity.

(c)Authority; Capacity. The Company (i) has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it, (ii) subject to obtaining the required approvals of the Company Stockholders with respect to the adoption of this Agreement, has all requisite corporate power to enter into, and perform its obligations under, this Agreement and each other Transaction Document to which it is a party, and subject to obtaining the required approvals of the Company Stockholders with respect to the adoption of this Agreement, has taken all requisite corporate action to authorize (A) the execution, delivery and performance of this Agreement and each other Transaction Document to which it is a party and (B) the consummation of the Merger and the other transactions contemplated by each other Transaction Document to which it is a party. This Agreement has been duly executed and delivered by the Company and is binding upon, and legally enforceable against, the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors' rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity.
(d)No Violation; Required Consents. Neither the execution and delivery of this Agreement or any of the other Transaction Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with, or result in the breach of (A) any of the terms, conditions, or provisions of the Certificate, or (B) any law, statute, ordinance, rule, regulation, restriction, judgment, order, writ, injunction, decree, determination or award to which the Company is subject or bound, (ii) result in the creation of any security interest, charge, adverse title claim, pledge, encumbrance, lien , option or right of first refusal of any kind whatsoever (collectively, "Encumbrances") upon any of the material assets of the Company, or (iii) constitute a material breach or default under, or give rise to any right of termination, cancellation, modification or acceleration of any material right or obligation of the Company or to a loss of any material benefit to which the Company is entitled under any provision of any material Contract, or require any consent by any person under any Contract, except where failure to obtain such consent would not have a Material Adverse Effect. No filing, declaration or registration with, or consent, approval, order or authorization of, any governmental authority is required to be made or obtained by the Company in connection with the consummation by the Company of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger, as provided in Section 1.
(e)Capitalization; Indebtedness.
(i)The entire authorized capital stock of the Company consists of (A) 80,000,000 shares of Company Common Stock, of which 9,350,840 shares are issued and outstanding, (B) 51,445,186 shares of Preferred Stock, which are divided into (1) 7,189,801 shares of Series A Preferred Stock, of which 7,120,250 shares are issued and outstanding, (2) 9,688,195 shares of Series A-1 Preferred Stock, of which 9,688,195 shares are issued and outstanding, (3) 11,234,358 shares of Series B Preferred Stock, of which 10,843,325 shares are issued and outstanding, (4) 9,597,101 shares of Series C Preferred Stock, of which 9,597,101 shares are issued and outstanding, (5) 10,000,000 shares of Series D Preferred Stock, of which 5,988,024 shares are issued and outstanding, (6) 2,157,997 shares of Series E-1 Preferred Stock, of which 1,937,628 shares are issued and outstanding, (7) 758,924 shares of Series E-2 Preferred Stock, of which 487,330 shares are issued and outstanding, and (8) 818,810 shares of Series E-3 Preferred Stock, of which

545,724 shares are issued and outstanding. Schedule 4(e)(i) of the Disclosure Schedule sets forth the name of each holder of record of the Company Capital Stock and the number and type of shares owned by such holder. All of the outstanding shares of Company Capital Stock are validly issued, fully paid and non-assessable.

(ii)The Company's 2007 Stock Option and Grant Plan (the "Plan") authorizes the issuance of up to 7,206,767 shares of Company Common Stock pursuant to awards granted under such Plan, of which options to purchase 3,749,542 shares of Company Common Stock have been granted under such Plan and are outstanding as of the date hereof (the "Company Options"). Except for the Company Options and the Outstanding Warrants, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its equity securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the shares of capital stock of the Company or other equity securities of the Company.
(iii)The Company has delivered to Purchaser complete and correct copies of any unexpired (A) shareholder agreements, voting agreements, voting trusts, proxies and other contracts or agreements relating to the voting of the equity securities of the Company that the Company is a party to and (B) forms of option agreements and equity plans, all of which documents are listed on Schedule 4(e)(iii) of the Disclosure Schedule.
(iv)Schedule 4(e)(iv) of the Disclosure Schedule sets forth the outstanding Company Indebtedness, if any, as of immediately prior to the Closing. All of such Company Indebtedness, if any, will be discharged at the Effective Time.
(f)Financial Statements. The Company has delivered to Purchaser the following financial statements of the Company: (i) an unaudited profit and loss statement for the nine-month period ended November 2, 2013; (ii) an unaudited balance sheet as of November 2, 2013 (items (i) and (ii), the "Interim Financial Statements"); and (iii) unaudited statements of income and balance sheets as of and for the twelve-month period ended February 2, 2013 (together with the Interim Financial Statements, the "Financial Statements"). The Financial Statements are prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operations and cash flow of the Company as of and for the periods presented thereby, provided that the Interim Financial Statements lack footnotes and other presentation items required by GAAP and are subject to normal year-end adjustments. The Company has in place systems and processes (including the maintenance of proper books and records) designed to (A) provide reasonable assurances regarding the reliability of the Financial Statements and (B) in a timely manner accumulate and communicate to the Company's principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the "Controls"). Neither the Company nor its executive officers, nor, to the Company's Knowledge, the independent auditors of the Company, has identified any material deficiency regarding the Controls or the Financial Statements that has not been resolved. The Company's books and records are complete and accurate in all material respects.
(g)Compliance with Laws.
(i)The Company is in compliance in all material respects with all applicable federal, state, local, foreign and all other applicable laws and regulations relating to the operation of the Company's business as currently conducted, including, without limitation, all applicable immigration, anti-corruption, anti-bribery, data security and privacy laws. The Company has not received any written notice or written communication from any governmental body or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of applicable law, and, to the Company's Knowledge, there are no facts or circumstances that exist which would reasonably be expected to give rise to any such notice or communication.
(ii)Neither the Company nor any officer, director, agent, consultant, employee or other person acting on behalf of the Company has, directly or indirectly, (i) taken any action that would cause them to be in violation of: (A) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder and (B) any other applicable anti-corruption and/or anti-bribery laws of any governmental authority of any jurisdiction applicable to the Company (whether by virtue of jurisdiction or organization or conduct of business), or (ii) made any bribe, kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company, unlawful payment from corporate funds to governmental or municipal officials in their individual capacities for the purpose of affecting their action or the actions of the jurisdiction which they represent to obtain favorable treatment in securing business or licenses or to obtain special concessions of any kind whatsoever, or illegal payment from corporate funds to obtain or retain any business.  To the Company's Knowledge, no distributor of the Company has made, directly or indirectly, any of the payments referred to in clause (ii) above.
(iii)The Company is in material compliance with (A) all applicable federal, state, local and foreign laws, and payment card industry data security standards, pertaining to the collection, storage, use, disclosure, and transfer of Personal Data, data protection and e-commerce; and (B) all Contracts (or portions thereof) between the Company and vendors, marketing affiliates, and all other customers and business partners, that are applicable to the use and disclosure of Personal Data ("Privacy Agreements"). The Company has delivered to Purchaser accurate and complete copies of all of the Privacy Agreements in effect as of the date hereof.
(iv)The Company has implemented policies relating to the collection, use, storage, processing, transfer, disclosure, and protection of Personal Data, including, without limitation, a publicly available privacy policy and written information security policies ("Privacy and Data Security Policies"), and the Company is in compliance in all material respects with such Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the Transactions will violate any applicable law, data protection regulation of a governmental authority, the Privacy and Data Security Policies or the Privacy Agreements.
(v)The Company has not received any material oral, written or other complaint, claim, demand, inquiry, or other notice, including a notice of investigation from any third party or any governmental, regulatory or self-regulatory authority or entity regarding the Company's collection, use, storage, processing, transfer or disclosure of Personal Data or alleging that the Company's collection, processing, use, storage, security, and/or disclosure of Personal Data (A) is in violation of any applicable laws or regulations regarding the protection of Personal Data and the security of data, (B) is in violation of any Privacy Agreements, (C) is in violation of any

Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.
(vi)The Company has commercially reasonable safeguards in place to protect Personal Data in its possession or control from unauthorized access by third persons, including the Company's employees and contractors. To the Knowledge of the Company, there has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company or any of its contractors.
(vii)The Company contractually requires all third parties, including vendors, affiliates, and other persons providing services to the Company who have access to or receive Personal Data from the Company to comply with all applicable law regarding the use of such Personal Data, and to use commercially reasonable efforts consistent with best industry practices, applicable law, self-regulatory guidelines, industry standards, and privacy policies to store and secure all Personal Data to protect against unauthorized access to or use of the Personal Data.
(h)No Undisclosed Liabilities. The Company has no debts, liabilities or obligations of any nature (collectively, "Liabilities"), except (i) to the extent such Liabilities are accurately reflected and accrued for or fully reserved against in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business since November 2, 2013, (iii) Liabilities incurred in the ordinary course under Contracts to which the Company is a party (excluding Liabilities for breach of any such Contract) and (iv) as set forth in Schedule 4(h) of the Disclosure Schedule.
(i)Tax Matters.
(i)The Company has timely filed all material Tax Returns required to be filed. All such material Tax Returns are true, complete and correct in all material respects and (A) no portion of any such Tax Return has been the subject of any audit, action, suit, proceeding, claim or, to the Knowledge of the Company, examination by any governmental authority and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the Knowledge of the Company, threatened in writing, (B)  the Company is not currently the beneficiary of any extension of time within which to file any material Tax Return, and the Company has not waived any statute of limitation with respect to any material Tax or agreed to any extension of time with respect to a material Tax assessment, or deficiency and (C) no material claim has been made by a governmental authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no material liens for Taxes (other than Taxes not yet delinquent) upon the assets of the Company.
(ii)The Company has withheld and timely paid to the appropriate governmental authorities all Taxes required to have been so withheld and paid under applicable laws in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party.

(iii)The Company has timely paid all Taxes whether or not shown on any Tax Returns, and all interest and penalties due thereon and payable by the Company (whether under applicable law or any agreement), which are required to be paid on or prior to the Closing Date.
(iv)The Company has established, in accordance with GAAP, applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and has timely paid, or has fully accrued in the financial records used to calculate Working Capital, all Taxes which are incurred or attributable to the period prior to the Closing Date.
(v)Schedule 4(i)(v) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company has operations.
(vi)The Company will not be required to include any adjustment in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Code Section 108(i).
(vii)The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or is otherwise liable for any Taxes of any other person.
(viii)The Company has not agreed to make, or is required to make, any adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) by reason of a change in accounting method or otherwise.
(ix)The Company has not engaged in a transaction that is a "reportable transaction" pursuant to Treasury Regulation § 1.6011-4(b) (or any corresponding or similar provision of state, local or foreign income Tax law).
(x)There is no contract, agreement, plan or arrangement covering any current or former employee or current or former independent contractor of the Company that, individually or collectively, will, in connection with the consummation of the transactions contemplated by this Agreement, give rise to a payment by the Company (or the provision by the Company of any other benefits such as accelerated vesting) that would not be deductible by the Company by reason of Code Section 280G or subject to an excise Tax under Code Section 4999 (or, in each case, any corresponding or similar provision of state, local or foreign income Tax law). The Company has no indemnity obligations for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including the Taxes under Code Section 409A (or, in each case, any corresponding or similar provision of state, local or foreign income Tax law).

(xi)At all times since its formation, the Company has been properly classified as a "C corporation" for United States income Tax purposes and all applicable state and local Tax purposes.
(xii)The Company has never been a member of any consolidated, combined or unitary group for federal, state local or foreign Tax purposes.
(xiii)The Company is not and has never been a "United States real property holding corporation" within the meaning of Code Section 897(c).
(xiv)The Company has not distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.
(j)No Material Adverse Change. Since November 2, 2013, (i) the Company has conducted its business only in the ordinary course of business, and (ii) there has not been any Material Adverse Effect. Without limitation on the foregoing, since November 2, 2013, the Company has not taken any of the following actions:
(i)declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity interests;
(ii)authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including debt securities having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), or amended in any respect any of the terms of any such securities or equity equivalents outstanding on the date hereof (including, without limitation, accelerated, amended or changed the period of exercisability of any options or stock appreciation rights or repriced any options or stock appreciation rights) (except as contemplated by this Agreement or the effect of which is contingent upon the consummation of the Merger);
(iii)made any new material capital expenditure or commitment therefor other than in the ordinary course of business;
(iv)except as may be required pursuant to existing agreements between the Company and any director, officer or employee or as contemplated by this Agreement or the effect of which is contingent upon the consummation of the Merger, (A) paid any bonuses or increased the salaries or other compensation payable to any of its directors, officers or employees (other than increases in the base salaries of employees who are not officers in an amount that does not exceed ten percent (10%) of such base salaries), (B) entered into any employment, severance or similar agreement with any director, officer or employee, (C) entered into any transaction or agreement with any director or officer of the Company (other than the payment of compensation or benefits in connection with services rendered by such persons in the ordinary course of business, or the reimbursement of expenses to such persons in the ordinary course of business), (D) entered into any collective bargaining agreement, (E) made any loan or advance to any director, officer or employee (other than under Tax qualified plans), or (F) adopted, materially increased, accelerated, amended, modified, or terminated the schedule of payments or benefits under any Employee Benefit Plan (as such term is defined in Section 4(o)(vi) below), for or which any director, officer, consultant, agent or employee is the beneficiary;
(v)made any change in the Company's (i) accounting methods, principles or practices, or (ii) depreciation or amortization policies or rates theretofore adopted, other than as required (A) by changes in GAAP (or any interpretation thereof), or (B) by a change in any applicable law, if such change would have not the effect of materially increasing the Tax liability of the Company after the Closing Date;
(vi)made, revoked, or changed any election with respect to Taxes, changed any Tax accounting period, adopted or changed any method of Tax accounting, filed any material amended Tax return, entered into a closing agreement with any taxing authority, consented to an extension of the statute of limitations applicable to any material Tax claim or assessment, or taken any other similar action (or omitted to take any action), if such election, change, amendment, agreement, settlement, surrender, consent or action or omission would have the effect of materially increasing the Tax liability of the Company after the Closing Date;
(vii)sold, leased, licensed, encumbered, transferred or disposed of any material assets (except in the ordinary course of business, including the sale of inventory in the ordinary course);
(viii)(A) accelerated the collection of any accounts receivables of the Company, or written-off any accounts receivable or notes receivable of the Company, other than in the ordinary course of business, or (B) delayed or postponed the payment of accounts payable of the Company other than in the ordinary course of business; or
(ix)agreed, authorized, committed, whether orally or in writing, and whether or not binding, to take any of the foregoing actions.
(k)Contracts; No Defaults. Schedule 4(k) of the Disclosure Schedule contains an accurate and complete list, and the Company has delivered to Purchaser accurate and complete copies of, each of the following written or oral contracts, agreements, instruments, leases, subleases, licenses, deeds, mortgages, purchase orders, commitments, arrangements or undertakings (collectively, the "Contracts") to which the Company is a party or otherwise bound that is currently in effect and that relates to the assets or operation of the Company's as currently conducted:
(i)each Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise, or any Contract pursuant to which the Company has any material ownership interest in any other entity;

(ii)each Contract (other than this Agreement) relating to the divestiture of any material assets of the Company outside the ordinary course of business;
(iii)each Contract for the employment of any officer or individual employee on a full-time basis or any Contract for the provision of consulting services by any individual person;
(iv)each agreement, promissory note, mortgage or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien or other encumbrance on any portion of the assets of the Company;
(v)each guaranty of any obligation for borrowed money;
(vi)each lease or agreement under which the Company is lessee of, or holds or operates, any tangible personal property owned by any other person;
(vii)each lease or agreement under which the Company is lessor of, or permits any third party to hold or operate, any tangible property, real or personal, owned by the Company;
(viii)each Contract or group of related Contracts with the same party for the purchase by the Company of products or services (i) under which the undelivered balance exceeds $25,000, or (ii) which based on monthly payments prior to the Effective Date, involves a payment obligation of the Company in excess of $25,000 individually or in the aggregate;
(ix)each Contract or group of related Contracts with the same party for the sale of products or services by the Company services (i) under which the undelivered balance exceeds $25,000, or (ii) which based on monthly payments prior to the Effective Date, involves a payment obligation to the Company in excess of $25,000 individually or in the aggregate;
(x)each collective bargaining agreement, executive compensation plan, bonus plan, deferred compensation agreement, pension plan, retirement plan, employee stock option or stock purchase plan and group life, health and accident insurance and other employee benefit plan, agreement, arrangement or commitment to which the Company is a party;
(xi)each agency, distributor, sales representative, franchise or similar agreement to which the Company is a party;
(xii)each Contract which expressly prohibits the Company from freely engaging in a line of business anywhere in the world;
(xiii)each Contract with a Significant Supplier (as defined in Section 4(w) below); or
(xiv)each license or licensing agreement of Intellectual Property, whether the Company is a licensor or licensee (except for any licenses for off the shelf software which is generally available on standard terms and has an aggregate acquisition value of $10,000 or less, or worldwide web terms of service governing the use of Intellectual Property which has an aggregate fee of $10,000 or less); or
(xv)any other material Contract entered into by the Company.
(A) Each Contract is a valid and binding agreement of the Company, enforceable against the Company and, to the Knowledge of the Company, the other parties thereto in accordance with its terms (subject to bankruptcy, reorganization, receivership and other laws affecting creditors' rights generally and general principles of equity) except, in each case, as would not be material to the business of the Company; (B) the Company is not in material breach of, or default under, the terms of any Contract, and to the Knowledge of the Company, no condition exists nor has any event occurred that, with or without notice or the passage of time or both, would constitute a material breach of, or default under, any Contract by the Company; (C) to the Knowledge of the Company, no other party to any Contract has breached in any material respect any provision or is in default under any Contract; (D) the Company has not given or received any written notice or, to the Knowledge of the Company, any other written communication, regarding any actual, alleged, or potential material violation or breach of, or default under, any of the Contracts; and (E) there are not pending renegotiations of any of the Contracts and the Company has not received written notice from, and, to the Knowledge of the Company, no party to any Contract intends to, terminate, cancel or materially change the terms of, any such Contract.
(l)Intellectual Property.
(i)Schedule 4(l)(i) of the Disclosure Schedule sets forth a complete and accurate list of all Intellectual Property registered by or on behalf of the Company with the United States Patent and Trademark Office, the United States Copyright Office, and any foreign equivalent, all registered domain names of the Company, all social media user names and/or accounts, and all material unregistered Intellectual Property of the Company (the "Material Intellectual Property"). The Company is the sole and exclusive owner of all right, title and interest in and to, or has a valid license or right to use, (A) all Material Intellectual Property, (B) all other Intellectual Property (other than third party Patents) and (C) to the Company's Knowledge, all third party Patents, in each case owned or used by the Company (collectively, with the Material Intellectual Property, the "Company Intellectual Property"), free and clear of all Encumbrances, and without payment to any third party (other than payments pursuant to licenses for off the shelf software and other products generally available on standard terms). The Company is not in violation of any license, sublicense or agreement with respect to any Company Intellectual Property, except for any such violation that would not be material to the Company, and the Company Intellectual Property shall, immediately after the Closing, be owned or available for use by the Surviving Corporation or Purchaser on terms and conditions identical to those under which the Company owned or used the Company Intellectual Property immediately prior to the Closing Date. The Company (I) is not infringing upon, violating or misappropriating, and has not infringed upon, violated or misappropriated, the Intellectual Property rights of any third party (other than the Patents of any third party), including, without limitation, with respect to the use of third party content and images on its website or mobile applications, (II) has not engaged in, directly or indirectly, unfair trade practices or passing off of counterfeit goods, and (III) to the Company's Knowledge, is not infringing upon, violating or misappropriating, and has not infringed upon, violated or misappropriated, the patents or patent applications of any third party. All patent applications, trademark applications, service mark applications, and copyright applications that are listed in Schedule 4(l)(i) of the Disclosure Schedule are presently pending except as noted therein. All issued patents, trademark registrations and copyright registrations that are listed in Schedule 4(l)(i) of the Disclosure Schedule have not been abandoned or invalidated and are not subject to any ongoing proceedings or oppositions. The Company has not received any written notice (A) alleging any infringement, misappropriation, or violation of any third-party Intellectual Property right (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) or (B) alleging unfair trade practices or passing off of counterfeit goods. To the Knowledge of the Company, no third party has violated, infringed upon, or misappropriated any of the Company's Intellectual Property. There are no pending suits or claims or, to the Knowledge of the Company, threatened claims, against the Company or its employees or, to the Knowledge of the Company, independent contractors, alleging that any of the Company Intellectual Property infringes, misappropriates or conflicts with the rights of any third party. The employees of the Company who have participated in the creation of the Company's products have, except as set forth on Schedule 4(l)(i) of the Disclosure Schedule, entered into the Company's form of employee invention assignment agreement. The consultants retained by the Company for the creation of the Company's products have, except as set forth on Schedule 4(l)(i) of the Disclosure Schedule, entered into agreements with the Company, assigning such consultants' Intellectual Property in the portion of such products created by such consultants to the Company.
(ii)Schedule 4(l)(ii) of the Disclosure Schedule is a complete and accurate list of: (A) any Public Software integrated into the Company's products or service offerings or used by the Company in the development of the Company's products or service offerings; (B) a list of the Open License Terms applicable to each such Public Software or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); and (C) how Public Software is linked to or with or used within the Company's products or service offerings (e.g., dynamically, statically, etc.). The Company has only used the Public Software internally, and has not modified any such Public Software or distributed any such Public Software, in whole or in part, with any Company product or service or Company Intellectual Property. The Company is in compliance with all Open License Terms applicable to any Public Software licensed to or used by the Company either as incorporated in the Company's Intellectual Property or otherwise in connection with the business of the Company. The Company has not received any written notice alleging that the Company is in violation or breach of any Open License Terms.
(iii)The Company has not programmatically collected content from third party websites (without the websites' authorization) in a manner that (A) disregards any robot exclusion files or headers, or (B) intentionally circumvents any technical barriers employed by a website to prevent such collection.
(m)Title to Assets. The Company has good and valid title to, or a valid leasehold or sub-leasehold interest in, all of the tangible properties and assets reflected in the Financial Statements, free and clear of any and all Encumbrances, other than (i) liens for Taxes or assessments and similar charges, which either are not delinquent or are being contested in good faith and by appropriate proceedings, (ii) mechanics', materialmen's or contractors' liens or encumbrances or any similar statutory lien or restriction incurred in the ordinary course of business and not arising out of delinquent payment, (iii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, and (iv) such imperfections of title and non-

monetary Encumbrances as do not and will not materially detract from or interfere with the use of the assets or properties subject thereto or affected thereby, or otherwise materially impair business operations involving such assets or properties (the Encumbrances described in subclauses (i) through (iv) above being referred to herein collectively as "Permitted Encumbrances"). Other than this Agreement, there are no agreements with, options or rights granted in favor of, any person to directly or indirectly acquire the Company's business, or any interest therein or any tangible properties or assets of the Company, other than in the ordinary course of business consistent with past practices. No tangible assets or properties used by the Company in the conduct of its business, as currently conducted, are held in the name or in the possession of any person or entity other than the Company. To the Knowledge of the Company, each material item of tangible property of the Company is in good condition and repair (ordinary wear and tear excepted).
(n)Real Property. The Company does not own and has never owned any real property. The Company has valid leasehold interests in certain real property, which it holds under the leases or subleases described in Schedule 4(n) of the Disclosure Schedule (the "Leased Real Property") free and clear of all Encumbrances, except for Permitted Encumbrances. The Leased Real Property constitutes all of the facilities used or occupied by the Company in the conduct of its business as currently conducted. With respect to the Leased Real Property: (i) to the Knowledge of the Company, the Company has all easements and rights necessary to conduct its business, as currently conducted; (ii) no portion thereof is, to the Knowledge of the Company, subject to any pending or threatened condemnation proceeding or proceeding by any governmental authority; (iii) the Company has not received written notice, and the Company has no Knowledge, of any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any other party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; (v) the Company has not received written notice, and the Company has no Knowledge, of any outstanding options or rights of first refusal held by any other person to purchase any parcel of Leased Real Property, or any portion or interest therein; (vi) the Company has not received written notice, and the Company has no Knowledge, of any parties (other than the Company) being in possession of any parcel of Leased Real Property, other than tenants under any leases of the Leased Real Property who are in possession of space to which they are entitled; (vii) the Leased Real Property has been supplied with utilities and other services reasonably necessary for the operation of the Business; and (viii) each parcel of Leased Real Property abuts on a public road or access to a public road.
(o)Employees/Employee Benefit Matters.
(i)Schedule 4(o)(i) of the Disclosure Schedule contains a true and complete list of the names, type of employment contract, full details of remuneration (fixed and non-fixed), rates of pay per applicable period, applicable commission rates, start date of services and titles of all current officers and employees of the Company. Each officer of the Company is currently deploying all of his or her time during normal business hours to the conduct of the business of the Company, as the case may be. There are no employees of the Company who are currently under notice of termination of employment and the Company has no Knowledge that any officer or executive-level employee of the Company is planning in the future to terminate his or her employment with the Company or to change his or her work schedule with the Company in any material respect. To the Company's Knowledge, no employee, officer, or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement between such individual and any person other than the Company, that in any way adversely affects, or will adversely affect, in any material respect, the performance of his or her duties as an employee, officer or director of the Company or the ability of the Company to conduct its business as currently conducted.
(ii)No persons are employed by the Company other than the employees listed on Schedule 4(o)(i). No consultant, independent contractor, contractor's employee, agents or other third party, or personnel assigned to the Company by a third party, or any former employee has a reasonable basis to claim to be currently employed by the Company, and there is no basis for any court or governmental authority to declare any such person's service relationship with the Company to be employment nature.
(iii)There are no outstanding offers of employment with the Company and no person has accepted an offer of employment but not yet commenced employment with the Company.
(iv)The Company has not entered into any restrictive covenant with its directors, officers, managers or employees, or has entered into any agreement setting out employment conditions (including, without limitation, with regard to salary, working time or pension undertaking) different than those applicable by applicable law or any applicable collective bargaining agreement. The Company has not entered into any agreement or commitment with its directors, officers, managers and employees, either directly or indirectly, providing for the Company to pay to said director, officer, manager or employee consideration, compensation or indemnity of any kind for the termination of his or her employment agreement or employment contracts with the Company for any reason in an amount greater than that those established as minimum compensation by applicable law.
(v)The Company has complied in all material respects and at all times and continues to comply in all material respects with all applicable laws relating to health and safety, subcontracting of services to third parties, pension commitment obligations, immigration, the hiring of employees and the employment of labor, including provisions thereof relating to classification, wages, hours, pension, equal opportunity, collective bargaining and the payment of social security and other Taxes. The Company is current in its social security obligations and has made and declared all payments in accordance with the applicable regulations. To the Company's Knowledge, there are no labor relations problems being experienced by the Company, including any union organization activities, threatened or actual. The Company has not entered into any discriminatory practice in relation to its employees.
(vi)Schedule 4(o)(vi) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each employee welfare benefit plan, material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs, sick leave, maternity leave and pensions) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee , director or any beneficiary or dependent thereof (in their capacity as such) of the Company (including, without limitation, any "employee benefit plan" required under applicable law (collectively, the "Employee Benefit Plans"), maintained, or contributed to, by the Company or to which the Company may have any material liability, contingent or otherwise. The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, a "defined benefit plan" as defined in Section 3(35) of the United States Employee Retirement Income Security Act of 1974, as amended.
(vii)With respect to each Employee Benefit Plan, to the extent applicable, the Company has heretofore delivered or made available to Purchaser a true, correct and complete copy of: (A) each writing constituting a part of such Employee Benefit Plan, including, without limitation, all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the current summary plan description and any material modifications thereto, if any; (C) the most recent annual financial report, trustee report, audit report, or actuarial report, if any, and (D) the most recent determination letter from the applicable Tax authorities, if any. Except as specifically provided in the foregoing documents made available to Purchaser, there are no material amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.
(viii)No lawsuits, claims or complaints to, or by, any person or governmental entity with respect to any Employee Benefit Plan have been filed or are pending and, to the Knowledge of the Company, there are no facts or contemplated events which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Benefit Plan. There are, and have been, no audits by any governmental agency with respect to any Employee Benefit Plan. Without limiting the foregoing, the following are true with respect to each Employee Benefit Plan:
(A)the Company has filed or caused to be filed every material return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state, local and foreign with respect to each such Employee Benefit Plan, each of such filings has been complete and accurate in all material respects and the Company has not incurred any material liability in connection with such filings; and
(B)the Company has delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under applicable law or regulation, and the Company has not incurred any material liability in connection with such requirements.

(ix)No Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than coverage mandated by applicable law or deferred compensation benefits accrued as liabilities on the books of the Company.
(x)Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative rules and regulations of any governmental entity. All required contributions or other amounts payable by the Company as of the Closing with respect to each Employee Benefit Plan in respect of current or prior plan years have been paid or accrued before Closing in accordance with the appropriate plan document, insurance contract or as otherwise required by applicable law or GAAP.
(xi)With respect to each Employee Benefit Plan, such plan permits the plan sponsor to amend or terminate the plan at any time and without any liability, subject to the requirements of applicable law.
(xii)Each Employee Benefit Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has been operated and administered in good faith compliance with Section 409A of the Code.
(xiii)Other than the Transaction Bonus, the consummation of the transactions contemplated by this Agreement will not (A) entitle any current or former employee of the Company to severance pay or any other payment or (B) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee, except as expressly provided in this Agreement or an Offer Letter or (C) entitle any employee to exercise a change of control right.
(xiv)The Company has not, and as of the Effective Time will not have, accrued vacation or any other unpaid benefits on behalf of the employees of the Company. The Company is current in the salary payments to its employees and the Company does not owe any sum whatsoever to any employee or former employee in respect of, among other things, salaries, bonuses, commissions, allowances, holidays, extraordinary payments, compensations, premiums or incentives or any kind.
(p)Litigation. Except as set forth on Schedule 4(p) of the Disclosure Schedule, there is no action, suit, litigation, or proceeding ("Proceeding") pending against the Company, or any audit or investigation pending by any governmental entity with respect to the Company (whether civil, criminal, administrative, labor, including labor inspection proceedings, investigative or informal) (an "Investigation"), in each case, relating in any way to the Company or its business. To the Knowledge of the Company, there is no material Proceeding or Investigation currently threatened in writing against the Company relating in any way to the Company or its business. The Company is not a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government authority relating in any material way to the Company or its business. Schedule 4(p) of the Disclosure Schedule sets forth a list of all Proceedings and Investigations involving the Company during the past two (2) years.
(q)Insurance. Schedule 4(q) of the Disclosure Schedule sets forth a list of all insurance policies maintained by the Company, specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies"). Each Insurance Policy is in good standing, valid and subsisting, and in full force and effect in accordance with its terms. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default by the Company under any of the Insurance Policies. The Company has not received any written notice from any issuer of the Insurance Policies validly canceling or amending any of the Insurance Policies, increasing any deductibles or retained amounts thereunder, and, to the Company's Knowledge, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.
(r)Licenses and Permits. The Company holds, and is in compliance with, in all material respects, all governmental licenses, franchises, permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other governmental authorizations necessary for the conduct of its business as currently conducted (collectively, "Permits"). Such Permits are in full force and effect in all material respects and the Company has not received any written notice that any governmental authority intends to cancel, terminate or not renew any of such Permits. To the Knowledge of the Company, no such Permit is subject to termination or modification as a result of the transactions contemplated hereby, and except as set forth on Schedule 4(d) of the Disclosure Schedule, all of such Permits will be in full force and effect upon consummation of the Merger.
(s)Bank Accounts. Schedule 4(s) of the Disclosure Schedule sets forth a list of each bank at which the Company has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.
(t)Change of Control Payments. Except for the Transaction Bonus, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due from the Company to any stockholder, director, officer or employee of the Company, or any such payment materially increasing or accelerating (except as contemplated by this Agreement or the effect of which is contingent upon the consummation of the Merger).
(u)Interested Party Transactions. No current officer or director of the Company or, to the Knowledge of the Company, any current stockholder or employee, or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the United States Securities Act of 1933, as amended) of any such person, has since January 1, 2011 had, either directly or indirectly, a material interest in: (i) any person or entity which purchases from, or sells, licenses or furnishes to, the Company any goods, property, technology, intellectual or other property rights or services; or (ii) any Contract to which the Company is a party or by which it may be bound.

(v)Obligations to Related Parties. (i) There are no obligations of the Company to officers, directors, stockholders or employees of the Company other than (A) for payment of salary for services rendered, (B) reimbursement for reasonable expenses incurred on behalf of the Company, (C) indemnification to officers and directors of the Company pursuant to the Company's Bylaws, Certificate, and standard form of director and officer indemnification agreement and (D) for other standard employee benefits made generally available to all employees (including stock option or similar agreements outstanding under any equity incentive plan of the Company), and (ii) none of the directors, employees, or officers of the Company, or any members of their immediate families, are indebted to the Company, or to the Company's Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company has a business relationship, or any firm or corporation which competes with the Company, other than ownership interests in publicly traded companies.
(w)Significant Suppliers.  The Company currently does not have nor has it previously had any material dispute concerning products and/or services provided by any supplier who was either (i) one of the ten (10) largest overall suppliers of the Company (other than retail merchandise supplier) or (ii) one of the ten (10) largest suppliers of retail merchandise to the Company, in each case in 2012 or 2013, based on amounts paid or payable by such person during each such period (each, a "Significant Supplier"). Each Significant Supplier is listed in Schedule 4(w) of the Disclosure Schedule.  The Company has not received written or, to the Knowledge of the Company, oral notice from any Significant Supplier that such Significant Supplier shall not continue as a supplier to the Company or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Parent).  The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to conduct its business as currently conducted.
(x)Brokers or Finders. Except as set forth on Schedule 4(x) of the Disclosure Schedule, none of the Company or any of its representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the consummation of the Merger.
5.Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company and each of the Company Preferred Stockholders that the following representations and warranties are true, correct and complete:
(a)Due Organization. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Neither Purchaser nor Merger Sub is in violation of any of the provisions of its respective Certificate of Incorporation and Bylaws, each as amended to date.
(b)Authorization. Each of Purchaser and Merger Sub has all requisite corporate power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by each of Purchaser and Merger Sub of this Agreement and each of the Transaction Documents to which Purchaser or Merger Sub is a party, as the case may be, have been duly and properly authorized by all requisite corporate action on the part of each of Purchaser and Merger Sub, as applicable, in accordance with applicable law and the respective Certificate of Incorporation and Bylaws, in each case, as amended to date. No approval of the stockholders of Purchaser is required under applicable law, the organizational documents of Purchaser, or any Contract to which Purchaser is a party, in connection with the execution, delivery and performance by Purchaser of its obligations under this Agreement and the Transaction Documents to which it is a party.
(c)Enforceability. This Agreement and each of the Transaction Documents to which Purchaser or Merger Sub is a party have been duly executed and delivered by Purchaser or Merger Sub, as applicable, and are the valid and binding obligation of Purchaser or Merger Sub, as applicable, and are enforceable against Purchaser or Merger Sub, as applicable, in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally. No filing, declaration or registration with, or consent, approval, order or authorization of, or notifications to (i) any governmental entities, or (ii) any other persons are necessary in connection with the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the Transaction Documents to which Purchaser and Merger Sub are a party and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby or thereby, except for the filing of the Certificate of Merger, as provided in Section 1.
(d)Transaction Not a Breach. The execution, delivery and performance of this Agreement and the Transaction Documents by Purchaser and Merger Sub will not violate and conflict with, or result in the breach of (i) any of the terms, conditions, or provisions of the Certificate of Incorporation or Bylaws of Purchaser or Merger Sub, in each case as amended to date, (ii) any material Contract, agreement, mortgage, or other instrument or obligation of any nature to which Purchaser or Merger Sub is a party or by which Purchaser or Merger Sub is bound, or (iii) any law, statute, ordinance, rule, regulation, restriction, judgment, order, writ, injunction, decree, determination or award to which Purchaser or Merger Sub is subject or bound.
(e)No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.
(f)Brokers or Finders. Neither Purchaser nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with the sale of the Company or the transactions contemplated by this Agreement or the Transaction Documents.
6.Closing and Closing Deliveries.
(a)Closing. The closing of the transactions contemplated hereby (the "Closing") shall take place immediately following the execution of this Agreement by the remote exchange of this Agreement and signatures by facsimile or electronic mail (PDF). The date of the Closing is referred to as the "Closing Date."
(b)Company Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company is delivering to Purchaser the following, all of which shall be deemed to be delivered simultaneously:

(i)The Stockholders' Representative Agreement, duly executed by (A) the Series E Preferred Stockholders holding a majority of the outstanding shares of Series E Preferred Stock, on an as-converted basis, (B) the Series D Preferred Stockholders holding at least 73.5% of the outstanding shares of Series D Preferred Stock, on an as-converted basis, (C) the Company Junior Preferred Stockholders holding at least a majority of the outstanding shares of each series of Company Junior Preferred Stock, on an as-converted basis and (D) the Company Stockholders holding a majority of the outstanding shares of Company Capital Stock, on an as-converted basis.
(ii)The Offer Letters, duly executed by each of the Key Employees and at least (90%) of the Continuing Employees.
(iii)The Escrow Agreement, dated of even date herewith, among the Stockholders' Representative, Purchaser and the Escrow Agent (as defined below) (the "Escrow Agreement"), duly executed by the Stockholders' Representative, in substantially the form attached hereto as Exhibit D.
(iv)The Employee Confidentiality Agreements, duly executed by each of the Key Employees and at least ninety percent (90%) of the Continuing Employees.
(v)A certificate, duly completed and executed by the Company pursuant to Treasury Regulation § 1.1445-2(c)(3) promulgated under the Code, in form and substance reasonably satisfactory to Purchaser, certifying that the shares of Company Capital Stock do not constitute "United States real property interests" under Section 897(c) of the Code and a notice of such certification to the IRS pursuant to Treasury Regulation § 1.897-2(h)(2) promulgated under the Code.
(vi)[intentionally omitted]
(vii)Written evidence, in a form reasonably satisfactory to Purchaser, of the receipt of the Required Consents.
(viii)Evidence of payoff of all outstanding fees due to Morgan Stanley.
(ix)A certificate of an executive officer of the Company certifying as to: (A) the Certificate of Incorporation of the Company, as amended through the date of this Agreement; (B) the Bylaws of the Company, as amended through the date of this Agreement; (C) the resolutions adopted by the Company Board authorizing and approving the execution, delivery and performance by the Company of this Agreement and any Transaction Documents to which the Company is a party; (D) resolutions of the Company Board terminating the Plan, the severance policy of the Company and the Company 401(k) Plan (as defined below); (E) resolutions of the Company Stockholders authorizing payments pursuant to Section 280G of the Code (or, if such resolutions are not obtained, evidence that any rights to receive or retain such payments have been waived by the intended recipient thereof); and (F) the incumbency and signatures of the officers of the Company.

(x)A certificate of the Secretary of State of the State of Delaware, as of a date not earlier than ten (10) days prior to the Closing Date, as to the existence and good standing of the Company in the State of Delaware.
(xi)Resignations of all officers and directors of the Company, as designated by Purchaser in its sole discretion, with such resignations to be automatically effective at the Effective Time.
(xii)Payoff letters in a form reasonably satisfactory to Purchaser, duly executed by each holder of Company Indebtedness set forth on Schedule 6(b)(xii) hereof, evidencing the full satisfaction of the Company's Indebtedness, and the release of any and all liens related thereto.
(c)Purchaser's Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Purchaser is delivering to the Company the following, all of which shall be deemed to be delivered simultaneously:
(i)The Offer Letters, duly executed by Purchaser.
(ii)The Escrow Agreement, duly executed by Purchaser.
(iii)The Employee Confidentiality Agreements, duly executed by Purchaser.
(iv)A certificate of the Secretary of State of the State of Delaware as of a date not earlier than ten (10) days prior to the Closing Date, as to the existence and good standing of Merger Sub in the State of Delaware.
(v)A certificate of an executive officer of Merger Sub certifying as to: (A) the resolutions adopted by the board of directors and sole stockholder of Merger Sub, authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement and the Transaction Documents to which Merger Sub is a party; and (B) the incumbency and signatures of the officers of Merger Sub.
7.Indemnification.
(a)Indemnification by Company Preferred Stockholders. Subject to the limitations set forth in this Section 7 (including the survival provisions of Section 7(c)), each of the Company Preferred Stockholders, severally and not jointly, in accordance with its Pro Rata Share, will indemnify and hold harmless Purchaser and its directors, officers, stockholders, employees, agents, subsidiaries and affiliates (the "Purchaser Indemnified Persons"), and will reimburse Purchaser Indemnified Persons for, any loss, liability, claim, damage or expense, including reasonable out-of-pocket costs of investigation and defense of claims and reasonable attorneys' fees and expenses (collectively, "Losses") incurred by Purchaser Indemnified Persons to the extent arising or resulting from or in connection with any of the following:
(i)any breach of any representation or warranty of the Company set forth in Section 4 of this Agreement;

(ii)any breach of any covenant or agreement of the Company or the Stockholders' Representative herein;
(iii)any Pre-Closing Taxes;
(iv)the storage, use, display, reproduction or distribution of photographs or model images for the Company's websites, in each case as a result of the absence of signed releases, permissions, licenses and/or assignments from photographers or models;
(v)any of the matters set forth on Schedule 4(p) of the Disclosure Schedule, other than those matters set forth on Schedule 4(p)(vi) of the Disclosure Schedule; or
(vi)any of the matters set forth on Schedule 4(p)(vi) of the Disclosure Schedule.
All claims for indemnification under this Section 7(a) shall be administered by Purchaser for itself and on behalf of all other Purchaser Indemnified Persons.
(b)Indemnification by Purchaser. Subject to the limitations set forth in this Section 7 (including the survival provisions of Section 7(c)), Purchaser will indemnify and hold harmless the Company Preferred Stockholders and their respective directors, officers, members, managers, equityholders, employees, agents, subsidiaries and affiliates (collectively, the "Company Indemnified Persons") and will reimburse the Company Indemnified Persons for, any Losses incurred by the Company Indemnified Persons to the extent arising or resulting from or in connection with any of the following:
(i)any breach of any representation or warranty made by Purchaser in Section 5 of this Agreement; or
(ii)    any breach of any covenant or agreement of Purchaser or Merger Sub herein.
(c)Indemnification Limitation - Survival. All representations and warranties of the Company and Purchaser contained in this Agreement shall survive the Closing and shall continue in full force and effect until the date that is fifteen (15) months after the date of this Agreement (the "Indemnity Period"); provided, however, that the representations and warranties of the Company set forth in Section 4(a)(i) (Organization), Section 4(b) (Subsidiaries), Section 4(c) (Authority; Capacity), Section 4(d)(i)(A) (No Violation of Certificate), Section 4(e) (Capitalization; Indebtedness), Section 4(i) (Tax Matters) and Section 4(x) (Brokers or Finders) (collectively, all items in this proviso, the "Fundamental Representations") shall survive indefinitely; except that the representations and warranties set forth in Section 4(i) (Tax Matters) shall only shall survive until thirty (30) days after the end of the applicable statute of limitations. All covenants and other obligations of each of the Company and Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect until such covenants or obligations expire, are fully performed and satisfied, or otherwise indefinitely (except as limited by applicable law) in accordance with the respective terms of such covenants and obligations set forth in this Agreement; provided, however, that the Company Preferred Stockholders' obligation to indemnify pursuant to (i) Section 7(a)(iv) or Section 7(a)(v) shall survive the Closing and shall continue in full force and effect until the end of the Indemnity Period and (ii) Section 7(a)(iii) shall survive the Closing and shall continue in full force and effect until thirty (30) days after the end of the applicable statute of limitations. The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit or other investigation conducted by Purchaser or the Company Preferred Stockholders, as applicable, with respect to, or any knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
(d)Indemnification Limitation - Basket. The Company Preferred Stockholders shall have no obligation to indemnify Purchaser Indemnified Persons under Section 7(a)(i), Section 7(a)(iv) or Section 7(a)(v), and for claims brought against the Company Preferred Stockholders that arise under Section 7(a)(i), Section 7(a)(iv) or Section 7(a)(v), and no indemnification claims shall be brought against the Company Preferred Stockholders, absent fraud, until the aggregate amount of Losses with respect to such claims incurred by Purchaser Indemnified Persons, but excluding any amount by which the Escrow Amount is reduced pursuant to Section 3(e), exceeds $180,000 (the "Indemnification Basket"), at which point the Company Preferred Stockholders will be obligated to indemnify Purchaser Indemnified Persons from and against all Losses incurred by such Purchaser Indemnified Persons in respect of such claims in excess of the amount of the Indemnification Basket; provided, however, that the Indemnification Basket shall not apply to Losses arising under or resulting from breaches of the Fundamental Representations.
(e)Indemnification Limitation - Cap. The Company Preferred Stockholders shall have no obligation to indemnify Purchaser Indemnified Persons under Section 7(a)(i), Section 7(a)(iv) or Section 7(a)(v), and no indemnification claims or any other claims shall be brought against the Company Preferred Stockholders that arise under Section 7(a)(i), Section 7(a)(iv) or Section 7(a)(v), absent fraud, for an aggregate amount of Losses with respect to such claims incurred by Purchaser Indemnified Persons in excess of the Escrow Amount (the "Indemnification Cap"); provided, however, that the Indemnification Cap shall not apply with respect to any Losses arising under or resulting from breaches of the Fundamental Representations. Except for fraud and breaches of Fundamental Representations, and without limiting the preceding sentence, it is understood and agreed by the parties that recourse by Purchaser Indemnified Persons to the Escrow Fund as described in Section 7(f) below shall constitute the sole and exclusive monetary remedy of Purchaser Indemnified Persons for all Losses up to the Indemnification Cap that are to be indemnified by the Company Preferred Stockholders hereunder. A Company Preferred Stockholder shall have no obligation to indemnify any Purchaser Indemnified Person for any Losses, including, without limitation, Losses arising under or resulting from any breaches of the Fundamental Representations, in excess of the portion of the Total Merger Consideration actually received by such Company Preferred Stockholder under this Agreement.
(f)Escrow; Distribution from Escrow.
(i)Escrow. To secure the Company Preferred Stockholders' performance of their indemnity obligations under this Section 7, and pursuant to Section 2(c), on the Closing Date, Purchaser shall deposit the Escrow Amount into an escrow account (the "Escrow Fund") established with J.P. Morgan Trust Company, National Association (the "Escrow Agent") in accordance with the terms and conditions of the Escrow Agreement. The Escrow Agreement shall have a term lasting the duration of the Indemnity Period, subject to pending claims. The fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne by Purchaser. Any reduction in, or claim against, the Escrow Amount pursuant to this Agreement shall be made on a pro rata basis among all Series D Preferred Stockholders based on their respective Series D Portion.
(ii)Distributions from Escrow Fund. If it is determined under the terms of this Agreement or by mutual written agreement of Purchaser and the Stockholders' Representative that Company Preferred Stockholders have an obligation to indemnify a Purchaser Indemnified Person for a claim pursuant to Section 7(a), then such Purchaser Indemnified Person shall make such claim against the Escrow Fund in accordance with the terms and conditions of the Escrow Agreement and, if mutually agreed by Purchaser and the Stockholders' Representative, or if there is a final, non-appealable order by a court of competent jurisdiction holding that such Purchaser Indemnified Person is entitled to indemnification hereunder, any Losses for which such Purchaser Indemnified Person is so entitled to indemnification shall be recovered or paid from the Escrow Fund for the amount of such claim in accordance with the terms of the Escrow Agreement until such Losses are paid or until the Escrow Fund has been depleted. Each of Purchaser and the Stockholders' Representative agrees to execute and deliver to the Escrow Agent a joint written instruction providing for the release, fifteen (15) months after the date of this Agreement, to the holders of the Company Preferred Stock in accordance with Section 2(b)(i) and the Escrow Agreement, of the remaining amount of the Escrow Fund, subject to any pending claims.
(g)Indemnification Procedures.
(i)An indemnified person hereunder (the "Claiming Party") shall give the Indemnifying Party prompt written notice of any claim of a third party (a "Third Party Claim") as to which the Claiming Party proposes to demand indemnification hereunder, within twenty (20) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement setting forth in reasonable detail the nature and basis of such Third Party Claim and providing copies of the relevant documents evidencing such Third Party Claim, the amount of the claim, and the basis for the indemnification sought. "Indemnifying Party" means (i) in the case of any claim for indemnification brought by a Company Indemnified Person, Purchaser and (ii) in the case of any claim for indemnification brought by a Purchaser Indemnified Person, the Stockholders' Representative, solely for the purpose of receiving notice and, if applicable, controlling the defense and settlement of a Third Party Claim pursuant to Section 7(g); provided that in no circumstance shall the Stockholders' Representative have any obligation to indemnify any person pursuant to this Agreement, which obligations shall remain direct obligations of the Company Preferred Stockholders. The Third Party Claim Notice shall (A) describe the claim in reasonable detail, and (B) indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by the Claiming Party with respect to such Third Party Claims. The failure to give a Third Party Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Section 7, and then only to the extent of such prejudice. The Indemnifying Party must provide written notice to the Claiming Party that it is either (x) assuming responsibility for the defense of the Third Party Claim, or (y) disputing the claim for indemnification against it (such notice, the "Indemnification Notice"). The Indemnification Notice must be provided by the Indemnifying Party to the Claiming Party within forty-five (45) days after receipt of the notice from the Claiming Party of the Third Party Claim or within such shorter time as may be necessary to give the Claiming Party a reasonable opportunity to respond to such Third Party Claim (such period is referred to herein as the "Indemnification Notice Period").
(ii)If the Indemnifying Party provides an Indemnification Notice to the Claiming Party within the Indemnification Notice Period that it assumes responsibility for the defense of the Third Party Claim, the Indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim at its own expense; provided, however, that the Claiming Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; and provided further that in the event that the interests of the Claiming Party and the Indemnifying Party are , or may reasonably become, in actual conflict with one another, with respect to such Third Party Claim, the Claiming Party may retain its own counsel at the Indemnifying Party's expense (but limited to reasonable attorneys' fees and expenses) with respect to such Third Party Claim; and provided further, however, that such expense must be reasonable in the context of the dispute. In the event the Indemnifying Party assumes and conducts the defense on behalf of the Claiming Party, the Indemnifying Party may settle such Third Party Claim, but shall not, without the consent of the Claiming Party (which consent shall not be unreasonably withheld or delayed), agree to any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party from all liability with respect thereto or agree to any relief other than money damages (and a full release related thereto). If the Indemnifying Party does not assume the defense of such Third Party Claim in the manner provided above, or if after commencing or undertaking any such defense, fails to prosecute reasonably diligently or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, and the Claiming Party may defend against, or enter into any settlement with respect to, the Third Party Claim in any manner the Claiming Party reasonably may deem appropriate; provided that any such settlement of such Third Party Claim must include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party and the Indemnifying Party from all liability with respect thereto; provided further that the Indemnifying Party will be allowed a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; and provided further that any settlement or resolution of a Third Party Claim made without the prior written consent of the Stockholders' Representative shall not be determinative of the existence of or amount of indemnifiable Losses relating to such matter.

(iii)The party controlling the defense of a Third Party Claim (the "Indemnification Controlling Party") shall (i) keep the other party (the "Indemnification Non-Controlling Party") advised of the status of such claim and the defense thereof (including all material developments and events relating thereto) and shall consider in good faith recommendations made by the Indemnification Non-Controlling Party with respect thereto and (ii) make available to the Indemnification Non-Controlling Party any documents or materials in its possession or control that may be necessary to understand the defense of such claim (subject to protection of the attorney-client privilege). If requested by the Indemnification Controlling Party, the Indemnification Non-Controlling Party shall furnish the Indemnification Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaints or other pleadings which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise reasonably cooperate with and assist the Indemnification Controlling Party in the defense of such Third Party Claim.
(iv)In the event any Claiming Party should have a claim against any Indemnifying Party for indemnification of Losses hereunder other than in connection with a Third Party Claim, such Claiming Party shall deliver prompt notice of such claim to the Indemnifying Party within twenty (20) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim) and, when the Claiming Party is Purchaser, to the Escrow Agent, stating in reasonable detail the nature and basis of such claim and providing copies of the relevant documents evidencing such claim, the amount of the claim, and the basis for the indemnification sought. Notwithstanding the foregoing, the failure of the Claiming Party to give such notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Section 7, and then only to the extent of such prejudice.
(v)Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be net of any (i) insurance proceeds delivered to a Claiming Party and (ii) amounts collected by a Claiming Party from other third parties (other than from an Indemnifying Party), in each case in connection with the transactions contemplated under this Agreement. The Claiming Party agrees to use commercially reasonable efforts to pursue any claims for insurance with respect to the claims or Losses for which it is seeking indemnification hereunder. Except as otherwise provided in this Section 7(g)(v), the existence of any insurance policies shall not affect the indemnification obligations of the Company Preferred Stockholders.
(h)Consequential Damages. Notwithstanding anything else herein to the contrary, in no event shall any Indemnifying Party be liable to any Claiming Party hereunder for any unforeseeable, consequential, special, indirect, exemplary or punitive damages, except in the case of any such damages that are payable to a third party in respect of a Third Party Claim that gives rise to indemnification payment obligations in accordance with the terms hereunder.

(i)Computation of Losses. For purposes of calculating any Losses suffered by an Indemnified Person pursuant to Section 4 (but not for determining whether a breach has occurred), each representation or warranty that contains any qualification as to "materiality" or "Material Adverse Effect" shall be deemed to have been given as though there were no such qualification, and any such qualification shall be disregarded for purposes of this Section 7.
(j)Exclusive Remedy. Except with respect to any Loss that is the result of fraud on the part of the other party or any of its affiliates, each of the parties hereto agrees that from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to or arising out of this Agreement or the transactions contemplated hereby shall be indemnification pursuant to this Section 7; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a party may have pursuant to this Agreement.
(k)Subrogation. Upon making any indemnification payment under this Section 7, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party in respect of the Losses to which such payment relates.
(l)Merger Consideration Adjustment. All indemnification payments made hereunder will be treated by all parties as adjustments to the Total Merger Consideration.
8.Employee Matters.
(a)At the Closing, the Key Employees, the Continuing Employees and the other Company employees (collectively, including the Key Employees and the Continuing Employees, the "Retained Employees") will become employees of Purchaser, upon the terms set forth in each Retained Employee's offer or transfer letter provided by Purchaser, as applicable; provided that nothing set forth in this Section 8 shall constitute a guarantee of continued employment or covenant by Purchaser to continue the employment of any person following the Closing, and any Retained Employee may be terminated by Purchaser following the Closing; provided, however, that any Retained Employee who is terminated within six (6) months following the Effective Time will be paid severance equal to two (2) months' base salary, subject in each case to such employee entering into Purchaser's standard form of release agreement in effect at the time of such termination.
(b)Following the Closing, the Retained Employees will be eligible to participate in the employee benefit programs of Purchaser and its subsidiaries to the same extent as similarly situated employees of Purchaser and its subsidiaries.
(c)As applicable, for all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchaser providing benefits to any Retained Employee after the Closing, each Retained Employee shall be credited with his or her years of service with the Company before the Closing; provided that no Retained Employee shall be entitled to credit or payment for any paid time off accrued as of the Effective Time under the Company's Paid Time Off policy.

(d)Prior to the Closing Date, the Company shall take such corporate action as is necessary to terminate the Company's 401(k) Plan (the "Company 401(k) Plan") and to ensure that the account balances of the participants in the Company 401(k) Plan are fully vested upon such plan termination, in each case effective as of the day prior to the Closing Date. Following the Effective Time, the assets of the Company 401(k) Plan shall be distributed to the participants, and Purchaser shall use commercially reasonable efforts to permit each Retained Employee, who so elects, to roll over any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash or notes (in the case of loans) in an amount equal to the full account balance distributed to such Retained Employee from the Company 401(k) Plan to the Purchaser's 401(k) Plan. Each Retained Employee shall be eligible as of the Effective Time to participate in the Purchaser's 401(k) Plan.
9.Fees and Expenses. Except as otherwise set forth in this Agreement, the Company, on the one hand, and Purchaser and Merger Sub, on the other hand, will each bear their own costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby. At the Closing, Purchaser, on behalf of the Company, shall pay to each third party, or to the Company for further distribution to a third party, listed on the Final Merger Consideration Spreadsheet the amounts set forth next to such third party's name in satisfaction of all outstanding Transaction Expenses owed, or amounts otherwise payable, by the Company to such third parties as of the Closing. The payment of the Transaction Expenses shall be made by wire transfer from Purchaser to each third party (or to the Company for further distribution to a third party) in accordance with the Final Merger Consideration Spreadsheet.
10.D&O Indemnification.
(a)From and after the Effective Time, Purchaser and the Surviving Corporation will, and Purchaser will cause the Surviving Corporation to (or, if the Surviving Corporation is dissolved or merged into any other entity, will use commercially reasonable efforts to cause the successor of the Surviving Corporation's business to), indemnify and hold harmless each present and former director and officer of the Company (in each case, when acting in such capacity), determined as of the Effective Time (the "Indemnified Directors and Officers"), against any and all Losses to the extent arising or resulting from, or in connection with, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law and its Certificate or Bylaws, in each case in effect immediately prior to the Effective Time, to indemnify such person, and the Surviving Corporation shall, and Purchaser shall cause the Surviving Corporation or its successor to, also advance expenses as incurred to the fullest extent permitted under applicable law; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)Purchaser will cause the Surviving Corporation to (or, if the Surviving Corporation is dissolved or merged into any other entity, will use commercially reasonable efforts to cause the successor of the Surviving Corporation's business to) fulfill the Company's obligations to the Indemnified Directors and Officers pursuant to any director and officer indemnification agreement in place prior to the Closing and pursuant to the Company's Bylaws or the Certificate, in each case, in effect immediately prior to the Effective Time.
(c)For six (6) years from the Effective Time, Purchaser shall cause the Surviving Corporation to (or, if the Surviving Corporation is dissolved or merged into any other entity, will use commercially reasonable efforts to cause the successor of the Surviving Corporation's business to) maintain in effect a prepaid "tail policy" purchased by the Company prior to Closing for the directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policies (true, correct and complete copies of which have been heretofore delivered to Purchaser).
(d)The provisions of this Section 10 are (i) intended to be for the benefit of, and shall be enforceable by, the Indemnified Directors and Officers and (ii) shall be in addition to, and not in substitution of, any other rights to indemnification or contribution that any such person may have by contract or otherwise.
11.Governing Law; Venue; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF. The parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Northern District of Illinois, and in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in Chicago, Illinois, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement, any Transaction Document, or any transactions contemplated hereby or thereby other than in any such court, and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.Access to Information. Following the Closing, Purchaser shall, and shall cause the Surviving Corporation to, provide reasonable access to the Stockholders' Representative and its advisors and representatives to all books and records, properties, offices, and personnel, of the Surviving Corporation (or any successors or assigns thereof) for the purpose of the determination of the Actual Working Capital and in connection with any claims for indemnification under Section 7. In connection with any Third Party Claim, Purchaser shall make available on a reasonable basis to the Stockholders' Representative all witnesses, pertinent records, material and information in its possession or under its control relating to such Third Party Claim.
13.Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by any of the parties without the prior written consent of the other parties; provided, however, that

Purchaser shall be entitled to assign its rights and benefits hereto, without the consent of the Stockholders' Representative, (a) to an affiliate of Purchaser so long as the affiliate assumes Purchaser's rights and obligations hereunder, and (b) in connection with a sale of all or substantially all of Purchaser's assets so long as the assignee expressly assumes Purchaser's obligations hereunder; provided further, however, that no such assignment shall limit Purchaser's obligations hereunder or cause a release of Purchaser's obligations hereunder which shall remain primary together with any such assignee. In the event of any such assignment and delegation, the term "Purchaser" as used in this Agreement shall be deemed to refer to each such affiliate or successor of Purchaser and shall be deemed to include both Purchaser and each such affiliate or successor where appropriate.
14.Amendment and Waiver. This Agreement, or any provision hereof, may be amended or waived; provided that any such amendment or waiver will be binding on the parties hereto only if such amendment or waiver is set forth in a writing executed by the party or parties to be bound by such amendment or waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of this Agreement or any of the documents, agreements and instruments executed in connection herewith or contemplated hereby.
15.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and such counterparts together shall constitute one and the same instrument. A facsimile or PDF signature shall be acceptable as an original for all purposes.
16.Notices. All notices, consents and other communications to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, or (c) sent by facsimile transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses and facsimile numbers as set forth below or at such other addresses and facsimile numbers as may be furnished in writing:
If to the Stockholders' Representative:
Fortis Advisors LLC
Attention: Notice Department
Fax: (858) 408-1843
Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: David E. Shapiro
Brett K. Shawn
Fax: (212) 403-2314

If to Purchaser:

Groupon, Inc.
600 West Chicago, Suite 400
Chicago, Illinois 60654
Attention: David Schellhase
Fax: (312) 276-3231

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
203 North LaSalle Street
Chicago, Illinois 60601
Attention: Gregory S. Grossman
Richard E. Ginsberg
Fax: (312) 630-5388
Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) day after the date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after transmission by facsimile.
17.No Third Party Beneficiaries. Other than the provisions of Section 7 which are intended to be for the benefit of, and will be enforceable by, the Company Indemnified Persons, and other than the provisions of Section 10 which are intended to be for the benefit of, and will be enforceable by, the Indemnified Directors and Officers, no person or entity who is not a party to this Agreement, including, but not limited to, any employee or former employee of the Company, shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement.
18.Entire Agreement. This Agreement, including the Exhibits, the Disclosure Schedule and the Transaction Documents, embody the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement, the Transaction Documents, the Exhibits or the Disclosure Schedule attached hereto.
19.Further Assurances. Each party hereto agrees to promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that the other party may reasonably request in order to effect the purposes of this Agreement and the Transaction Documents.
20.No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any party hereto. In addition, this Agreement shall be governed by the following rules of interpretation: (a) when a reference is made in this Agreement to an Article, Section, Schedule, or Disclosure Schedule, such reference shall be to an Article of, a

Section of, or a Schedule or Disclosure Schedule to, this Agreement unless otherwise indicated; (b)  disclosure of any item in the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non‑occurrence of any change or effect related to such item could result in a Material Adverse Effect; (c) the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (d) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation;" (e) whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate; and (f) references to "$" shall mean United States dollars.
21."Knowledge" Defined. Where any representation or warranty contained in this agreement is expressly qualified by reference to the "Knowledge" of the Company, such term shall mean the facts or other information that are actually known by Stefan Pepe, Steven Packles, Arlene Hong and Bryan Hanlon, and that such persons would be reasonably expected to know after reasonable inquiry as of the date of this Agreement taking into account the subject matter qualified with "Knowledge" and the duties and responsibilities of the person in question. For these purposes, "reasonable inquiry" means (i) the review of the relevant sections of this Agreement and corresponding Schedules of the Disclosure Schedule, and (ii) inquiry of individual management-level employees of the Company reasonably likely to have knowledge of the particular subject matter.
22.Public Announcements. Purchaser may issue any press release or other public document or make any public statement relating to this Agreement or the terms, conditions or other matters contained herein without obtaining the prior approval of the other parties; provided that Purchaser shall provide the Company with a draft of the initial press release or other initial public announcement relating to the Agreement, shall consider in good faith any revisions proposed by the Company, and shall coordinate generally with the Company regarding the initial public announcement of the Agreement. The Company and the Stockholders' Representative and their respective representatives, stockholders, agents and affiliates shall not issue any press release or other public document or make any public statement relating to this Agreement or the terms, conditions or other matters contained herein without obtaining the prior approval of Purchaser. The Company and the Purchaser will consult with each other and agree upon the timing of and the means by which the Company's employees, customers, suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement. Nothing in this Section 22 shall require either party to obtain consent to make, or prevent either party from making, any public announcements or disclosures in such form as may be required by, or deemed advisable by such party's legal counsel pursuant to, the rules of any stock exchange or national securities association or any applicable legal requirements.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. Each of the parties hereto acknowledges that it has read and understood this Agreement and has either obtained its own independent counsel with respect to the transactions contemplated hereby, or waived its right to have counsel review this Agreement.
COMPANY:

IDEELI INC.

By: /s/ Stefan Pepe
Name:    Stefan Pepe
Its: Chief Executive Officer

STOCKHOLDERS' REPRESENTATIVE:

FORTIS ADVISORS LLC

By: /s/ Ryan Simkin
Name:    Ryan Simkin
Its: Managing Director

[Signature Page to Agreement and Plan of Merger]

PURCHASER:

GROUPON, INC.

By: /s/ Jason Harinstein
Name:    Jason Harinstein
Its:    SVP, Corporate Development

MERGER SUB:

Groupon ESTEBAN, Inc.

By: /s/ Jason Harinstein
Name:    Jason Harinstein
Its:    SVP

[Signature Page to Agreement and Plan of Merger]

List of Exhibits and Schedules
EXHIBITS
Exhibit A - Form of Certificate of Merger
Exhibit B - Form of Letter of Transmittal
Exhibit C - Form of Consent, Release and Stockholders’ Representative Agreement
Exhibit D - Form of Escrow Agreement

Schedule 2(a) - Defined Terms
"Aggregate Common Consideration" means $9,351.
"Aggregate Junior Preferred Consideration" means $37,249.
"Aggregate Series D Liquidation Preference" means (a) the Total Merger Consideration minus (b) the Aggregate Series E Liquidation Preference, minus (c) the Aggregate Junior Preferred Consideration, minus (d) the Aggregate Common Consideration.
"Aggregate Series E Liquidation Preference" means $23,580,120.
"Closing Consideration Per Series D Preferred Share" means (a) (1) the Aggregate Series D Liquidation Preference divided by (2) the number of shares of Series D Preferred Stock outstanding at the Effective Time minus (b) the Escrow Amount Per Series D Preferred Share, minus (c) the Expense Fund Amount Per Share, all as set forth on the Final Merger Consideration Spreadsheet.
"Code" means the United States Internal Revenue Code of 1986, as amended.
"Company Capital Stock" means the Company Common Stock, the Company Junior Preferred Stock and the Company Preferred Stock.
"Company Common Stock" means the Common Stock of the Company, $0.0001 par value per share.
"Company Indebtedness" means all indebtedness of the Company for borrowed money, whether current or funded, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees, premiums, breakage costs and prepayment penalties, if any, and including, without limitation, (A) any indebtedness evidenced by any note, bond, debenture or other debt security, (B) any indebtedness to any lender or creditor under credit facilities of the Company, (C) any indebtedness for the deferred purchase price of property with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, (D) any drawn amounts under letter of credit arrangements (and not, for the avoidance of doubt, undrawn amounts), (E) any cash overdrafts, (F) any capitalized leases, and (G) any notes payable to any of the Company's stockholders, vendors, customers or third parties (excluding, for the avoidance of doubt, any accounts payable or trade payables incurred by the Company in the ordinary course of business).
"Company Junior Preferred Stock" means, collectively, (a) the Series A Preferred Stock of the Company, par value $0.0001 per share, (b) the Series A-1 Preferred Stock of the Company, par value 0.0001 per share, (c) the Series B Preferred Stock of the Company, par value $0.0001 per share, and (d) the Series C Preferred Stock of the Company, par value $0.0001 per share.
"Company Junior Preferred Stockholders" means the holders of Company Junior Preferred Stock immediately prior to the Effective Time.

"Company Preferred Stock" means, collectively, the Series E Preferred Stock and the Series D Preferred Stock.
"Company Preferred Stockholders" means the holders of Company Preferred Stock immediately prior to the Effective Time.
"Company Stockholders" means, collectively, the holders of Company Common Stock immediately prior to the Effective Time, the Company Junior Preferred Stockholders, and the Company Preferred Stockholders.
"Consideration Per Common Share" means $0.001 per share of Company Common Stock.
"Consideration Per Junior Preferred Share" means $0.001 per share of Company Junior Preferred Stock.
"Consideration Per Series E Preferred Share" means (1) the applicable Liquidation Preference for each share of Series E Preferred Stock minus (2) the Expense Fund Amount Per Share, as set forth on the Final Merger Consideration Spreadsheet.
"Delaware Law" means the General Corporation Law of the State of Delaware.
"Dissenting Shares" means shares held by the Company Stockholders who elect to exercise dissenters' rights under Delaware Law.
"Dissenting Stockholders" means holders of Dissenting Shares.
"Escrow Amount" means Five Million Four Hundred Thousand U.S. Dollars ($5,400,000).
"Escrow Amount Per Series D Preferred Share" means (1) the Escrow Amount divided by (2) the number of shares of Series D Preferred Stock outstanding at the Effective Time.
"Expense Fund Amount" means $259,000.
"Expense Fund Amount Per Share" means the (1) Expense Fund Amount divided by (2) the number of shares of Company Preferred Stock outstanding at the Effective
Time.
"GAAP" means United States generally accepted accounting principles, consistently applied.
"Intellectual Property" means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations relating thereto (collectively, "Patents"); (b) trademarks, trade names, service marks, trade dress, logos, slogans, and all goodwill associated therewith, together with all applications, registrations, and renewals relating thereto; (c) works of authorship and mask works, all copyrights, and all applications, registrations, and renewals relating thereto;

(d) trade secrets and other confidential or proprietary information (including ideas, research and development, know-how, mobile technology expertise, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, financial, marketing and business data, and business and marketing plans and proposals); (e) rights in Internet web sites or protocol addresses, Internet domain names and registration rights, uniform resource locators, related security passwords or codes, and copies and tangible embodiments of the foregoing (in whatever form or medium); and (f) and social media user names and related security passwords or codes.
"Liquidation Preference" means, (a) for Series E-1 Preferred Stock, $6.26 per share of Series E-1 Preferred Stock, (b) for Series E-2 Preferred Stock, $8.34 per share of Series E-2 Preferred Stock, and (c) for Series E-3 Preferred Stock, $13.55 per share of Series E-3 Preferred Stock.
"Loan Payoff Amount" means the aggregate cash amount, as set forth in the Final Merger Consideration Spreadsheet, to be paid to those parties set forth on Schedule 6(b)(xii), in order to fully satisfy the Company's outstanding obligations to each such payee.
"Material Adverse Effect" with respect to the Company means any change, effect, event or occurrence that is materially adverse to the assets, liabilities, business, results of operations and financial condition the Company, but excluding any change, effect, event or occurrence resulting from or relating to (i) general economic conditions, or changes affecting the industry in which the Company primarily operates which do not disproportionately affect the Company as compared to the Company's competitors, (ii) an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism, earthquake, hurricane, tornado, or other force majeure event), (iii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, (iv) the failure of the Company to meet any financial estimates, projections, budgets or forecasts (but not the underlying cause of such change, effect, event or occurrence) or (v) any change or amendment to any applicable law or any change in the manner in which any applicable law is or may be enforced.
"Outstanding Warrants" means, collectively, (a) 4,494,220 warrants to purchase Company Common Stock, (b) 69,551 warrants to purchase Series A Preferred Stock and (c) 391,033 warrants to purchase Series B Preferred Stock.
"Payroll Taxes" means the employer's share of all employment Taxes, payroll Taxes and similar amounts incurred on or before the Closing Date by the Company, including, without limitation, any such Taxes incurred or properly accrued with respect to compensatory payments paid or properly accrued on or before the Closing Date in connection with the transactions contemplated hereby.
"Personal Data" means all data relating to one or more individual(s) who can be identified from such data or from such data together with other information which is in the possession of, the Company.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and including the portion of any Straddle Period through the Closing Date.
"Pre-Closing Taxes" means (i) any and all Taxes (or the non-payment thereof) of the Company relating to all Pre-Closing Tax Periods (it being understood that the portion of any such Tax attributable to a Straddle Period which relates to the Pre-Closing Tax Period shall (y) in the case of any Taxes other than Taxes based upon or related to income, gains, receipts or payroll, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (z) in the case of any Tax based upon or related to income, gains, receipts or payroll be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date), (ii) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of the Company (or any predecessor thereof) that is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any corresponding provision of U.S. state, local or non-U.S. income Tax law, (iii) Payroll Taxes, and (iv) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor by contract or pursuant to any law, which Taxes relate to an event or transaction occurring on or before the Closing Date, except, in each case, to the extent included in the calculation of Working Capital.
"Pro Rata Share" means, with respect to a particular Company Preferred Stockholder, the amount of the Total Merger Consideration that such Company Preferred Stockholder is entitled to receive pursuant to Section 2(b) with respect to such Company Preferred Stockholder's Company Preferred Stock (other than Dissenting Shares), relative to the aggregate amount of the Total Merger Consideration that all Company Preferred Stockholders are entitled to receive pursuant to Section 2(b) with respect to their Company Preferred Stock (other than Dissenting Shares). The respective Pro Rata Share of each Company Preferred Stockholder is set forth on the Final Merger Consideration Spreadsheet, represented by a percentage.
"Public Software" means any software, libraries or other code that is licensed to the Company under Open License Terms. The term "Open License Terms" means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a "Work") which require, as a condition of use, reproduction, modification or distribution of the Work (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, "Related Software"), any of the following: (a) the making available of source code regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; or (c) the express granting of a royalty-free license to any third party under proprietary rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software. By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution

(BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the open source.org website. Any software licensed to Company under less restrictive free or open source licensing and distribution models such as the MIT license, Boost Software License, or the Beer Ware license or any similar licenses, and any software that is dedicated to the public domain is also "Public Software."
"Required Consent" means the consent of Square 1 Bank under its Loan and Security Agreement with the Company, dated January 31, 2008, as amended.
"Series D Preferred Stock" means the Series D Preferred Stock of the Company, par value $0.0001 per share.
"Series D Preferred Stockholders" means the holders of Series D Preferred Stock.
"Series E Preferred Stock" means, collectively, (a) the Series E-1 Preferred Stock of the Company, par value $0.0001 per share, (b) the Series E-2 Preferred Stock of the Company, par value $0.0001 per share, and (c) the Series E-3 Preferred Stock of the Company, par value $0.0001 per share.
"Series E Preferred Stockholders" means the holders of Series E Preferred Stock.
"Straddle Period" means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
"Tax" or "Taxes" means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, value added tax, employment, severance, transfer, gains, profits, excise, franchise, property, escheat or unclaimed property obligation, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any governmental authority (whether payable directly or by withholding and including any tax liability incurred or borne as a transferee or successor or by contract, or otherwise), together with any interest, penalty (civil or criminal), or additional amounts imposed by, any governmental authority with respect thereto.
"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a taxing authority.
"Total Merger Consideration" means Thirty-Six Million U.S. Dollars ($36,000,000), subject to adjustment as provided in Section 3, minus (A) the Loan Payoff Amount, minus (B) the Transaction Bonus (including any Payroll Taxes related thereto), and minus (C) the aggregate amount of Transaction Expenses paid on behalf of the Company pursuant to Section 9 hereof.
"Transaction Bonus" means an aggregate amount equal to $854,571, which is payable to the individuals in the amounts set forth on Schedule 2(c).

"Transaction Bonus Agreements" means (a) the Agreement, by and between William Crowley and the Company, dated March 11, 2013, (b) the Employment Agreement, by and between the Company and Steven Packles, dated August 1, 2013 and (c) the Employment Agreement, by and between the Company and Stefan Pepe, dated March 1, 2013.
"Transaction Documents" means the Escrow Agreement, the Letters of Transmittal, the Employee Confidentiality Agreements, the Stockholders' Representative Agreement and the Offer Letters.
"Transaction Expenses" means the accounting, legal or other costs or expenses incurred by the Company in connection with the negotiation and preparation of this Agreement and the Transaction Documents and the consummation and performance of the transactions contemplated hereby and thereby, including, but not limited to, brokers or finders fees and any fees or expenses associated with terminating the agreements set forth on Schedule 6(b)(xiii) or obtaining necessary waivers, consents or approvals of any third parties.
"Working Capital" means the aggregate amount of the Company's current assets less the aggregate amount of the Company's current liabilities, in each case as determined in accordance with GAAP, except that to avoid duplication, the amounts of any Company Indebtedness or Liabilities for Transaction Bonuses or Transaction Expenses that reduce the amount of the Total Merger Consideration payable hereunder shall not be included as a current liability, and provided that deferred rent of $1,619,000 and unused in-store credits will be included in current liabilities, and promotional credits (such as discount vouchers) will not be included as a current liability. The calculation of current assets and current liabilities shall not include deferred Tax assets and deferred Tax liabilities recorded to reflect timing differences between book income and taxable income.